Exhibit 10.1

Microsoft Corporation

Anchorage Merger Sub Inc.

One Microsoft Way

Redmond, Washington 98052-6399

Activision Blizzard, Inc.

2701 Olympic Boulevard, Building B

Santa Monica, California 90404

Re: Merger Letter Agreement

This letter agreement (this “Letter”), dated as of July 18, 2023, is executed by Activision Blizzard, Inc., a Delaware corporation (the “Company”), Microsoft Corporation, a Washington corporation (“Parent”), and Anchorage Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”) with respect to that certain Agreement and Plan of Merger, dated as of January 18, 2022, among the Parties (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.	Confirmations under the Merger Agreement.

(a)	Each of Parent and Merger Sub hereby certify to the Company that the conditions to Closing set forth in Section 7.3(a) and (b) of the Merger Agreement would be satisfied as of the date of this Letter if the Closing were to occur on the date of this Letter. Each of Parent and Merger Sub hereby acknowledges and agrees that as of the date of this Letter, to the Knowledge of Parent, no event, development, circumstance, change, effect or occurrence has occurred that would cause any of the conditions to Closing set forth in Section 7.2(a), (b) and (d) of the Merger Agreement to not be satisfied if the Closing were to occur on the date of this Letter, and each of Parent and Merger Sub agree not to assert that (x) any of such conditions are not satisfied at the Closing or (y) the Parent Termination Fee is not payable, in each case of subclause (x) and (y), as a result of any events, developments, circumstances, changes, effects or occurrences of which it had Knowledge as of the date of this Letter.

(b)	The Company hereby certifies to Parent and Merger Sub that the conditions to Closing set forth in Section 7.2(a), (b) and (d) of the Merger Agreement would be satisfied as of the date of this Letter if the Closing were to occur on the date of this Letter. The Company hereby acknowledges and agrees that as of the date of this Letter, to the Knowledge of the Company, no event, development, circumstance, change, effect or occurrence has occurred that would cause any of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) of the Merger Agreement to not be satisfied if the Closing were to occur on the date of this Letter, and the Company agrees not to assert that any of such conditions are not satisfied at the Closing as a result of any events, developments, circumstances, changes, effects or occurrences of which it had Knowledge as of the date of this Letter.

2.	Waivers under Merger Agreement.

(a)	Each of Parent and the Company hereby unconditionally and irrevocably waives any right to terminate the Merger Agreement pursuant to Section 8.1(c) of the Merger Agreement prior to 11:59 p.m. (Pacific time) on October 18, 2023 (the “Waiver Period”). Following the execution of this Letter, each of Parent, Merger Sub and the Company hereby further waives any right or claim to interpret the terms of the Merger Agreement (including references to the Termination Date) in any manner inconsistent with the Waiver Period.

(b)	Each of Parent and the Company hereby unconditionally and irrevocably waives any right to terminate the Merger Agreement pursuant to any section of Article VIII of the Merger Agreement other than pursuant to (x) Section 8.1(a) or (y) Section 8.1(c) of the Merger Agreement.

(c)	Each of Parent, Merger Sub and the Company unconditionally and irrevocably waives any failure of the conditions to Closing set forth in Section 7.1(b) and Section 7.1(c) of the Merger Agreement, in each case, other than with respect to the United Kingdom.

(d)	Each of Parent, Merger Sub and the Company unconditionally and irrevocably waives any failure of the condition to Closing set forth in Section 7.1(d) of the Merger Agreement due to (i) any Governmental Authority seeking to prohibit, make illegal or enjoin the consummation of the Merger or seeking to impose a Burdensome Condition, (ii) any Governmental Authority imposing a Burdensome Condition or (iii) any Governmental Authority prohibiting, making illegal or enjoining the consummation of the Merger, in the case of each of subclause (ii) and (iii), other than in the United Kingdom or the United States, and, in each case, the Parties acknowledge Item 1 set forth on Annex A of this Letter.

(e)	Each of Parent and Merger Sub unconditionally and irrevocably waives any failure of the condition to Closing set forth in Section 7.2(b) of the Merger Agreement, including, for the avoidance of doubt, with respect to actions set forth in any requests (excluding pending requests) made by the Company prior to the date of this Letter, relating or pursuant to covenants or other agreements of the Company where, prior to the date of this Letter, Parent has provided consent to such requests or acknowledged and deemed it not appropriate to provide approval of such requests to ensure compliance with applicable legal requirements, other than any failure for any such matters that constitute willful breaches (as defined in the Merger Agreement) of such covenants or obligations following the date of this Letter.

(f)	Each of Parent and Merger Sub hereby unconditionally and irrevocably waives the forbearance covenant set forth in Section 5.2(e)(B)(y) of the Merger Agreement solely to permit the Company to declare and pay one regular cash dividend for fiscal year 2023 on Company Common Stock in an amount per share of Company Common Stock not in excess of $0.99, for the avoidance of doubt, prior to and not contingent on the Closing.

(g)	Except as otherwise set forth below, the Company hereby unconditionally and irrevocably waives any right to the Parent Termination Fee during the Waiver Period, after which the Parent Termination Fee, if payable pursuant to Section 8.3(c) of the Merger Agreement after (x) August 29, 2023, shall be increased from $3,000,000,000 to $3,500,000,000 and (y) September 15, 2023, shall be increased from $3,500,000,000 to $4,500,000,000.

(h)	Parent and Merger Sub hereby unconditionally and irrevocably waive any right to not pay the first $3,000,000,000 of the Parent Termination Fee, if otherwise payable pursuant to Section 8.3(c) of the Merger Agreement (which amount shall be payable regardless of any breach of the Merger Agreement by the Company).

(i)	Parent and Merger Sub hereby unconditionally and irrevocably waives any right to not pay any portion of the Parent Termination Fee in excess of $3,000,000,000 to the extent otherwise payable pursuant to Section 8.3(c) of the Merger Agreement (x) as a result of a breach by the Company of any representation, warranty or covenant in the Merger Agreement, whether before or after the date of this Letter, other than the willful breach by the Company of a covenant required to be performed after the date of this Letter by the Company that is the proximate cause of the failure of any of the conditions to Closing set forth in Section 7.1(b) and Section 7.1(c) of the Merger Agreement to be satisfied, or (y) in the event that Parent or any of its Subsidiaries materially breaches the Merger Agreement after the date of this Letter.

(j)	Each of Parent, Merger Sub and the Company unconditionally and irrevocably waives any requirement to take the actions set forth on Section 6.15 of the Company Disclosure Letter.

3.	Affirmations.

(a)	The Parties hereby agree that, effective from and after October 18, 2023, Parent and its Affiliates shall pay to the Company 100% of all proceeds or other payments for games of the Company and its Affiliates (without deduction for amounts that would otherwise be retained by Parent or its Affiliates) and the Company shall be entitled to offset any payments owed to the gaming business of Parent or its Affiliates pursuant to the existing agreements between the Company or its Affiliates and Parent or its Affiliates, on a combined basis, in an amount up to $250,000,000 for each of the 12-month periods ending December 31, 2023 and December 31, 2024 (for an aggregate amount up to $500,000,000). Payments are due quarterly within 30 days of the conclusion of each calendar quarter. To the extent that the aggregate payments paid and offset in accordance with the foregoing are less than $250,000,000 in aggregate for any 12-month period, Parent shall pay the difference to the Company in cash within 30 days of the conclusion of such 12-month period. In addition, the Parties acknowledge Item 2 on Annex A of this Letter.

(b)	Parent will continue to use its best efforts to consummate the Merger, and Parent may seek to pursue an agreement with the Competition and Markets Authority to hold separate the Company or certain assets of the Company or to implement other lawful alternatives to consummate the Merger, in each case, subject to the other terms and conditions of the Merger Agreement. The Company will continue to cooperate with Parent and use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable and consented to by Parent in furtherance of the foregoing efforts, in each case, subject to the terms and conditions of the Merger Agreement.

4.	Commercial Arrangements. The Parties hereby agree that the commercial arrangements set forth in Section 3(a) shall only take effect in the event the Merger Agreement has been terminated in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c) of the Merger Agreement.

5.	Full Force and Effect. Subject to the terms of this Letter, all terms, conditions and provisions of the Merger Agreement, Company Disclosure Letter and Parent Disclosure Letter shall remain in full force and effect.

6.	Miscellaneous. Sections 1.3, 8.3(a), 8.4 and 8.5 and Article IX of the Merger Agreement shall apply to this Letter, mutatis mutandis, as if set forth herein.

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This Letter has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.

ACTIVISION BLIZZARD, INC.

By:	/s/ Robert A. Kotick
	Name:	Robert A. Kotick
	Title:	Chief Executive Officer

MICROSOFT CORPORATION

By:	/s/ Satya Nadella
	Name:	Satya Nadella
	Title:	Chairman and Chief Executive Officer

ANCHORAGE MERGER SUB INC.

By:	/s/ Keith R. Dolliver
	Name:	Keith R. Dolliver
	Title:	President and Treasurer